Exhibit 99.(a)(1)(C)

[Form of Emails from Tricia Schlepp to Eligible Eployees, dated June 22, 2009, Regarding Election Website]

Notice to employees with BOTH a 2006 & 2007 Stock Option Grant DRAFT:

Subject:  Option Exchange Program

Dear Option-holder,

You should have just received an email from Rick Books, our CEO, including an attachment explaining the nature of and instructions for participating in the Zumiez one-time Option Exchange program for 2006 and 2007 option grants.  After you review Rick’s email and the attached document to that email, you may access the election websites for the option grant exchange that you wish to participate in by clicking on the links below. Please make a selection for each year even if you choose not to exchange your eligible stock option grant.

1.               Click here to make an election for your 2006 Stock Option Grant

2.               Click here to make an election for your 2007 Stock Option Grant

Tricia Schlepp

Benefits Specialist

Zumiez

p: 425.551.1529

f:  425.953.1666

Notice to employees with ONLY  a 2007 Stock Option Grant DRAFT:

Subject:  Option Exchange Program

Dear Option-holder,

You should have just received an email from Rick Books, our CEO, including an attachment explaining the nature of and instructions for participating in the Zumiez one-time Option Exchange program for 2007 option grants.  After you review Rick’s email and the attached document to that email, you may access the election website by clicking on the link below.  Please make a selection even if you choose not to exchange your eligible stock option grant.

•                  Click here to make an election for your 2007 Stock Option Grant